Exhibit 23.2

Mazars USA LLP 501 Office Center Drive Suite 300 Fort Washington, Pennsylvania 19034 Tel: 215.259.100 www.mazars.us

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 to be filed on or about December 30, 2020, of our report dated April 28, 2020, related to the financial statements of Altruis Benefit Consulting, Inc. as of and for the years ended December 31, 2018 and 2017, which appears in this Registration Statement of Reliance Global Group, Inc. We also consent to the reference to our Firm under the caption “Experts” in this Amendment No.2 to Form S-1.

/s/ Mazars USA LLP
Fort Washington, Pennsylvania
December 30, 2020

Mazars USA LLP is an independent member firm of Mazars Group.